EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-73044, No. 33-58037, No. 333-33433 and No. 333-34549 on Form S-8 and Registration Statement No. 35-65229 on Form S-4 of Bell Industries, Inc. of our report dated April 14, 2008 appearing in this Annual Report on Form 10-K of Bell Industries, Inc. for the year ended December 31, 2007.

/s/  Crowe Chizek and Company LLC

Indianapolis, Indiana
April 14, 2008